Exhibit 10.1

November 2, 2023

Stephanie Covert

[***]

Dear Stephanie:

This letter agreement (the “Agreement”) confirms details of your transition from Fair Isaac Corporation (the “Company”) to the role of Vice President, Software Technology (“VP, Software”), and sets out the terms and conditions of your continued employment and mutually agreed-upon termination of employment with the Company, as follows:

Title:	Provided you sign and return this Agreement to the Company no later than November 2, 2023, beginning November 3, 2023, you will serve as the Company’s VP, Software. You agree that are resigning from any and all positions you hold as officer or director of the Company or any of its affiliates effective as of date immediately prior to the date you begin to serve as the Company’s VP, Software. You acknowledge and agree that you are voluntarily consenting to this new role and all other terms and conditions of employment associated with this new role identified in this Agreement, subject to the terms and conditions identified in this Agreement.

Term and Termination:	Subject to you signing and returning this Agreement by the deadline identified above, and you also signing and not rescinding the release of claims attached to this Agreement as Exhibit A (the “Release”) within the periods of time identified in the Release for considering and rescinding the Release, the term of your employment as the Company’s VP, Software under the terms and conditions of this Agreement will continue through December 31, 2023 (the “Term”), unless earlier terminated by either party as provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, your employment hereunder may be terminated before December 31, 2023: (1) by you at any time and for any reason, (2) by the Company for Cause (as defined below), (3) by the Company or you for any reason following an Event (as defined in your Management Agreement effective as of October 1, 2020 (the “Management Agreement”)), (4) by the Company due to any disability for which you are qualified for benefits under the Company’s group long-term disability program, or (5) because of your death. Absent an earlier termination of your employment with the Company in accordance with this Agreement, your employment with the Company (and the Term) will terminate effective December 31, 2023. If you sign and return this Agreement and then do not sign, or sign and then rescind, the Release, then your employment with the Company will end no later than November 30, 2023.

Responsibilities:	During your employment hereunder with the Company as VP, Software, you will report to the Company’s Chief Executive Officer and will provide advisory services related to the Company’s software business to the Company’s Chief Executive Officer and other members of the Company’s executive team, and you will be responsible for other functions to which you may be assigned from time to time by the Company’s Chief Executive Officer or their designee. You agree to serve the Company faithfully and to the best of your ability. You agree to devote your full attention and efforts to the Company’s business.

Representation:	By accepting your continued employment with the Company under this Agreement and signing below, you represent and confirm that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities to the Company as VP, Software.

Initial Base Salary:	During the Term, you will be paid a full-time equivalent base salary at the rate of $500,000 per year for services performed, less applicable withholdings, payable in accordance with the regular payroll practices of the Company.

Incentive Bonus:	You will remain eligible to participate in the Company’s Management Incentive Plan (“MIP”) for Fiscal Year 2023, with your MIP award for Fiscal Year 2023 being $375,000, less applicable withholdings, subject to your continued employment through the date on which such MIP award is earned in accordance with the MIP for Fiscal Year 2023. You will not participate in the MIP for Fiscal Year 2024 and for any future fiscal year.

Annual Equity:	If you remain employed with the Company through December 10, 2023, then the number of Restricted Stock Units (“RSUs”), Management Stock Units (“MSUs”), and Performance Stock Units (“PSUs”) previously granted to you and specified in the table below under the columns “Known or Predicted Units Vesting in Dec. ‘23” shall vest subject to the terms of the applicable plans and respective grant agreements under which such RSUs, MSUs, and PSUs were granted:

Grant Number	Plan	Grant Type	Grant Date	Target Units Granted	Known or Preliminarily Forecasted Perf Multiplier	Known or Preliminarily Forecasted Unit Outcomes	Units Already Earned / Vested	Known or Preliminarily Forecasted Units Unvested as of 10/25/23	Known or Preliminarily Forecasted Units Vesting in Dec ‘23
M210002	2012	MSU	12/10/2020	2,913	200.00%	5,826	(1,029)	4,797	4,797
M220002	2021	MSU	12/10/2021	5,350	200.00%	10,700	(3,568)	7,132	3,566
M230002	2021	MSU	12/9/2022	3,739	200.00%	7,478	0	7,478	2,493
P210002	2012	PSU	12/10/2020	2,913	200.00%	5,826	(3,884)	1,942	1,942
P220002	2021	PSU	12/10/2021	5,350	195.30%	10,449	(3,485)	6,964	3,482
P230002	2021	PSU	12/9/2022	3,739	200.00%	7,478	0	7,478	2,493
RU17145	2012	RSU	12/10/2019	1,754	100.00%	1,754	(1,316)	438	438
RU018071	2012	RSU	8/25/2020	4,724	100.00%	4,724	(3,543)	1,181	0

Grant Number	Plan	Grant Type	Grant Date	Target Units Granted	Known or Preliminarily Forecasted Perf Multiplier	Known or Preliminarily Forecasted Unit Outcomes	Units Already Earned / Vested	Known or Preliminarily Forecasted Units Unvested as of 10/25/23	Known or Preliminarily Forecasted Units Vesting in Dec ‘23
RU018078	2012	RSU	12/10/2020	2,913	100.00%	2,913	(1,457)	1,456	728
RU019947	2021	RSU	12/10/2021	5,350	100.00%	5,350	(1,338)	4,012	1,338
RU020115	2021	RSU	12/9/2022	3,739	100.00%	3,739	0	3,739	935
Totals:				42,484		66,237	(19,620)	46,617	22,212

*

Actual MSU and PSU performance outcomes will be governed by the terms and conditions of the applicable plan documents and respective grant agreements and will be determined following November 30, 2023.

For avoidance of doubt, none of the RSUs, MSUs, or PSUs identified in the “Known or Predicted Units Vesting in Dec. ‘23” column above will vest if your employment with the Company ends for any reason, whether at your initiative or at the Company’s initiative in accordance with this Agreement, prior to the applicable vesting date(s) for such RSUs, MSUs, or PSUs.

Benefits:	While employed by the Company during the Term, you (and your eligible dependents) will be eligible to participate in the employee benefit plans and programs generally available to other executive officers of the Company, and in such other employee benefit plans and programs to the extent that you meet the eligibility requirements for each individual plan or program and subject to the provisions, rules and regulations applicable to each such plan or program as in effect from time to time. The plans and programs of the Company may be modified or terminated by the Company in its discretion.

Travel and Other Business Expenses:	The Company will reimburse you promptly for all travel and other business expenses incurred by you in connection with the performance of your duties for the Company as VP, Software, subject to the Company’s normal business expense and travel policies and procedures.

Inventions Agreement:	You acknowledge and agree that you continue to be bound by the terms and conditions of the Proprietary Information and Inventions Agreement (“PIIA”) which you signed when you first joined the Company, the terms of which are incorporated herein by reference.

Post-Employment Restrictions Agreement:	You acknowledge and agree that you continue to be bound by the terms and conditions of the Post-Employment Restrictions Agreement (“PERA”) which you signed when you first joined the Company, the terms of which are incorporated herein by reference.

Non-Disparagement:

During and after the Term, you agree not to malign, defame, or disparage the reputation, character, image, products, or services of the Company or the reputation or character of the Company’s directors, officers, employees and agents, and to refrain from making public comment about the Company except upon the express written consent of an officer of the Company or if required by law or by any court with actual or apparent jurisdiction.

During and after the Term, the Company’s senior executives and officers will not publicly malign, defame, or disparage my reputation, character, image, or services.

Nothing in this Agreement is intended to prevent or interfere with you or the Company making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.

Change in Control:	Your Management Agreement remains in full force and effect, and the terms of which are incorporated herein by reference (except that terms defined in the Management Agreement apply only to the use of such terms in the Management Agreement, and terms defined in this Agreement apply only to the use of such terms in this Agreement). Notwithstanding any other language in the Management Agreement to the contrary, you agree that this Agreement constitutes the “Employment Agreement” for purposes of the use of that term in the Management Agreement.

Severance:	In case of either (1) your voluntary resignation of your employment for any reason prior to December 9, 2023, or (2) the termination of your employment as a result of the expiration of the Term (a “Qualifying Termination”), then, subject to the conditions identified below, you will receive (A) a lump sum severance payment equal to three (3) months of your final base salary, payable on the first regular bi-weekly payroll date following the expiration of the rescission period outlined in the Release (as outlined below) (B) outplacement services for six (6) months provided by the Company’s preferred provider, and (C) if you (and, if applicable, your eligible dependents), complete and return the forms necessary to elect COBRA continuation coverage to the COBRA administrator for the group health plan in which you participate at the time of your Qualifyin.g Termination, then the Company will provide you and your eligible dependents with COBRA continuation coverage at no cost to you, for a period of twelve (12) months following the effective date of termination of your employment, provided you remain eligible for COBRA. The above-described COBRA continuation coverage will be provided only with respect to your base medical, dental, vision and Employee Assistance Program coverage under the group health plan in which you receive COBRA continuation coverage, and shall not apply to any medical expense reimbursement account, dental care plan, vision care plan, or other arrangement for which you may be entitled to COBRA continuation coverage. To the extent necessary in order for you to avoid being subject to tax under section 105(h) of the Code (as defined below) on any payment or reimbursement of group medical, dental or other group health care expenses made to you or for your benefit pursuant to this paragraph, the Company shall impute as taxable income to you an amount equal to the COBRA continuation coverage cost described above.

The Company providing the severance payments, outplacement services, and COBRA premium reimbursements under the above paragraph, which you acknowledge and agree are collectively the only severance benefits you are eligible to receive in connection with any termination of your employment with the Company (except as provided in your Management Agreement, as described herein) are conditioned upon you (1) signing and not revoking a full release of all claims against the Company, its affiliates, officers, directors, employees, agents and assigns, substantially in the form of the Release attached to this Agreement as Exhibit A, and delivering such signed release to the Company after your employment with the Company ends and within the period specified in such release, (2) complying with your obligations under the PIIA, the PERA, this Agreement and any other agreement between you and the Company then in effect, (3) cooperating with the Company in the transition of your duties, and (4) returning all Company property in your possession.

For purposes of this Agreement, “Cause” has the following definition:

“Cause” means a determination in good faith by the Company of the existence of one or more of the following: (i) commission by you of any act constituting a felony; (ii) any intentional and/or willful act of fraud or material dishonesty by you related to, connected with or otherwise affecting your employment with the Company, or otherwise likely to cause material harm to the Company or its reputation; (iii) the failure, neglect, or refusal by you to perform in all material respects your duties with the Company as set forth in this Agreement, which failure, neglect or refusal has not been cured within fifteen (15) days after written notice thereof to you from the Company; (iv) a breach by you of the Company’s material policies or codes of conduct, which breach has not been cured within fifteen (15) days after written notice thereof to you from the Company; or (v) a failure by you to abide by any of your obligations and commitments under this Agreement, including without limitation your non-disparagement obligations and your obligation to continue to abide by your obligations under the PIIA, the PERA or any other written agreement signed by you and the Company.

In the event of termination of your employment by the Company for Cause, or termination due to your death or any disability for which you are qualified for benefits under the Company’s group long-term disability program, the Company’s only obligations hereunder shall be those obligations set forth immediately below in this paragraph. For any termination of your employment, you shall be entitled to (i) such compensation and any benefits (including any vested equity awards) as are earned by you or accrued or vested through the date of termination of employment, (ii) reimbursement of your business expenses incurred through the date of termination, subject to the Company’s normal business expense and travel policies and procedures; (iii) payments or benefits due to you pursuant to any applicable plan, policy, arrangement of, or agreement with, the Company or any of its affiliates; and (iv) your rights under the Indemnification Agreement, the Company’s (or any successor’s) charter documents or pursuant to applicable law or to be covered under any applicable directors’ and officers’ insurance policies.

In the event that you receive any payment or benefit under the Management Agreement following termination of your employment, you shall not be entitled to receive a comparable payment or benefit under this Agreement so as to prevent any duplication of any payments or benefits under this Agreement and the Management Agreement.

Indemnification:	The Company will continue to indemnify you in connection with your duties and responsibilities for the Company, as set out in the Indemnification Agreement between you and the Company dated as of October 1, 2020 (the “Indemnification Agreement”).

Taxes:	The Company may withhold from any compensation payable to you in connection with your employment such federal, state and local income and employment taxes as the Company shall reasonably determine are required to be withheld pursuant to any applicable law or regulation. You acknowledge and agree that the Company has made no assurances or representations to you regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised you to obtain your own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company or any tax liabilities for you that are the direct result of the Company failing to make payments or to provide other consideration hereunder in accordance with the terms of this Agreement, you shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

No Mitigation/ No Offset:	In the event of any termination of your employment, you shall be under no obligation to seek other employment or otherwise mitigate damages. There shall be no offset against, or any recoupment of, any amounts, benefits or entitlements due to you hereunder on account of any remuneration or other benefit earned or received by you from subsequent employment.

Binding Nature:	As of the date first written above, this Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company and their respective successors, assigns, heirs, executors and administrators, except you may not assign your rights or obligations hereunder without the prior written consent of the Company (provided that if you should die while any payment, benefit or entitlement is due to you hereunder, such payment, benefit or entitlement shall be paid to your designated beneficiary, or, if there is no designated beneficiary, to your estate). In addition, no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

Applicable Law:	This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware.

Section 409A:	The parties hereto intend that all payments and benefits to be made or provided to you will be paid or provided in compliance with all applicable requirements of Section 409A (as defined above), and the provisions of this Agreement shall be construed and administered in accordance with and to implement such intent. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement.

(a) All payments to be made to you hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A.

(b) The date of your “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A- 1(h)(1)(ii)), shall be treated as the date of your termination of employment for purposes of determining the time of payment of any amount that becomes payable to you related to your termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

(c) To the extent any payment or delivery otherwise required to be made to you hereunder on account of your separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if you are a “specified employee” under Section 409A at the time of your separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of your separation from service, or (ii) the date of your death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid or delivered to you or, if you have died, to your estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence.

(d) In the case of any amounts payable to you under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(e) To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which you incur such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in- kind benefits to be provided, in any calendar year; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Section 280G:	Section 3 of the Management Agreement is incorporated in full into this Agreement and shall apply to any payment, benefit or entitlement paid or provided to you (or to be paid or so provided) hereunder or otherwise as if such payment, benefit or entitlement had been paid under the Management Agreement.

Notices:	Any notice, request or other communication required under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally, or (ii) two days after having been sent by a recognized courier, provided written acknowledgement of receipt is obtained. Any such notices, requests or other communications shall be given to the Company, at Fair Isaac Corporation, Attn: General Counsel, 181 Metro Drive, Suite 700, San Jose, California, 95110, and to you at your home address in the Company’s files (or to any other address the party provides in accordance with this notice provision).

Entire Agreement:	This Agreement and the Release constitute the entire agreement between the parties with respect to the subject matter hereto, and supersede all prior discussions, agreements and negotiations between you and the Company with respect to the subject matter hereof, including your prior letter agreement effective on August 26, 2020; provided, however, the Management Agreement, the Indemnification Agreement, PIIA and PERA remain in full force and effect in accordance with their terms, and the terms of the Management Agreement, the Indemnification Agreement, PIIA and PERA are incorporated herein by reference. No amendment or modification of this Agreement will be effective unless made in writing and signed by you and an authorized officer or director of the Company. Any waiver of this Agreement will only be effective if signed by the party against whom the waiver is being enforced (which in the case of the Company shall be an authorized officer or director). No waiver by any party of any breach of any condition or provision of this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

[signature page follows]

If you have any questions about the terms of this Agreement or the Release, please contact Richard Deal.

Sincerely,

/s/ Will Lansing

Will Lansing

President and Chief Executive Officer

Enclosures:

•	Release of Claims attached hereto as Exhibit A

I accept and agree to the terms and conditions of employment with Fair Isaac Corporation as set forth above.

/s/ Stephanie Covert	November 2, 2023
Stephanie Covert	Dated

EXHIBIT A

RELEASE OF CLAIMS BY

STEPHANIE COVERT

Definitions. I intend all words used in this Release of Claims (“Release”) to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me (Stephanie Covert) and anyone who has or obtains any legal rights or claims through me.

B.

FICO means Fair Isaac Corporation, any company related to Fair Isaac Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.

Company means FICO; the present and past officers, directors, committees, shareholders, and employees of FICO; any company providing insurance to FICO in the present or past; the present and past employee benefit plans sponsored or maintained by FICO (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for FIC; and anyone who acted on behalf of FICO or on instructions from FICO.

D.	Agreement means the letter agreement between me and FICO dated November 2, 2023, including all of the documents attached to such agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether I now know about such rights or not, including without limitation:

1.	all claims arising out of or relating to my employment with FICO or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.

all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes;

4.

all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud;

misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.

all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay and paid time off, perquisites, and expense reimbursements;

6.

all rights I have under California Civil Code section 1542, which states that: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her must have materially affected his settlement with the debtor or released party;”

7.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any rights I may have to indemnification from FICO as a current or former officer, director or employee of FICO, including pursuant to the Indemnification Agreement (as defined in the Agreement); any claims for payments, entitlements or benefits due me under the Agreement or the Management Agreement (as defined in the Agreement), if applicable, subject to any terms or conditions under the Agreement or the Management Agreement, if applicable; or any claims I may have for earned and accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant as of the date of termination of my employment with FICO or pursuant to any long-term incentive or equity plan or award agreement. In addition, nothing in this Release prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization, disclosing any factual information related to a claim filed in a civil action or a charge filed with a governmental agency, discussing or disclosing information about unlawful acts in the workplace, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

Consideration. I am entering into this Release in consideration of FICO’s obligations to provide me certain consideration as specified in the Agreement. I will receive consideration from FICO as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that I would not be entitled to the consideration under the Agreement if I did not sign this Release. The consideration is in addition to anything of value that I would be entitled to receive from FICO if I did not sign this Release or if I rescinded this Release.

Agreement to Release My Claims. In exchange for the consideration described in the Agreement, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims. I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Release by Company. The Company hereby fully releases me and my heirs, executors, administrators, successors and assigns from, and forever discharges the Company’s right to assert any form of legal claim whatsoever (whether now known or unknown, whether now asserted or unasserted) with respect to, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, costs, expenses, attorneys’ fees, and remedies of any type (“Company Claims”), directly or indirectly regarding any act or failure to act in connection with my employment with the Company; provided however, this release of claims by the Company shall not release any Company Claims for (i) harm caused by my commission of any crime, fraud or material willful misconduct, (ii) arising out of any events occurring after the effective date of this Release (including without limitation any claims arising out of any breach of the PIIA and PERA as outlined in the Agreement), or (iii) that may not be waived as a matter of law.

Cooperation. Upon the reasonable request of the Company, I agree that I will (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by me in my capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records; (ii) reasonably consult with the Company regarding business matters that I was involved with while employed by the Company; and (iii) be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that I may have knowledge of by virtue of my employment by or service to the Company. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested, volunteer pertinent information and turn over to the Company all relevant documents which are or may come into my possession.

My Continuing Obligations. I understand and acknowledge that I must comply with all of my post- employment obligations under the Agreement, the PIIA and PERA (as defined in the Agreement).

Non-disparagement. I will not defame or disparage the reputation, character, image, products, or services of FICO, or the reputation or character of FICO’s directors, officers, employees and agents, and I will refrain from making public comment about the Company except upon the express written consent of an officer of FICO or if required by law or by any court with actual or apparent jurisdiction. The Company’s senior executives will not publicly defame or disparage my reputation, character, image, or services. It shall not be considered disparagement and nothing in this Release is intended to prevent or interfere with me or the Company making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.

Additional Agreements and Understandings. Even though FICO will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so (or waived my right to do so). My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 calendar days from the date I received this Release, not counting the date on which I received this Release, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I understand and agree that any changes to the Agreement or this Release, whether material or immaterial, during the 21-day consideration period will not restart the 21-day consideration period.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within seven (7) days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 7-day rescission period has expired without my rescinding it. I understand that if I rescind this Release FICO will not be obligated to provide the consideration described in the Release.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FICO by email/electronic delivery within the 21-day consideration period identified above. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FICO by email/electronic delivery within the 7-day rescission period. All deliveries must be made to FICO at the following address:

Richard Deal

Executive Vice President-Chief HR Officer

Fair Isaac Corporation

richarddeal@fico.com

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, then this Release will remain in full force and effect with respect to all the rest of My Claims. I agree that the provisions of this Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of FICO and by me.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated: November 2, 2023	/s/ Stephanie Covert
Stephanie Covert

FAIR ISAAC CORPORATION

Dated: November 2, 2023	/s/ Richard S. Deal
By: Richard S. Deal
Its: EVP, Chief HR Officer